SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   May 24, 2005

VSOURCE, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	000-30326	77-0557617
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7855 Ivanhoe Avenue, Suite 200, La Jolla, California 92037-4508 (Address of principal executive offices)

Registrant's telephone number, including area code: (858) 551-2920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01       Entry into a Material Definitive Agreement.

          On May 24, 2005, Vsource, Inc. (the "Registrant") entered into a purchase and sale of obligation agreement, dated as of May 24, 2005 (the "Agreement"), with Symphony House Berhad, a Malaysian company ("Symphony House).

          The Agreement provides for the sale to Symphony House of certain legacy inter-company obligations totaling $1.739 million due Vsource from Vsource Asia Berhad, a Malaysian company ("Vsource Asia"). Vsource Asia was the Registrant's former operating subsidiary and is now majority owned by Symphony House. Upon the consummation of the exchange offer and related transactions completed by the Registrant on November 22, 2004, the Registrant disposed of all of its ownership interest in Vsource Asia. Because of uncertainty concerning the full repayment of the $1.739 million Vsource Asia obligation, the Registrant made an discount of $783,000 against the receivable and valued the receivable at $956,000 in the financial statements included with the Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 2005.

          Consideration under the Agreement to be received by the Registrant consists of a cash payment of $804,250 and the transfer of all rights, title and interest in the currently exercisable warrant held by Symphony House to purchase 1,000,000 shares of the Registrant's common stock, par value $0.01, at a per share exercise price of $0.01. The $804,250 will be paid to the Registrant at closing, which is expected to occur on June 14, 2005 or such other date as may be mutually agreed to by the parties. The warrant will also be delivered to the Registrant at closing. The Registrant intends to cancel the warrant immediately following the closing of the transaction. Common stock underlying the warrant represents approximately 29% of the Registrant's outstanding common stock on a fully diluted basis, when measured at May 1, 2005. Accordingly, completion of the transaction will allow the Registrant to convert the Vsource Asia obligation to cash and also to reduce significantly the Registrant's outstanding potentially dilutive securities, and therefore, common stock on a fully diluted basis. The Registrant expects the transaction will result in an increase in the Registrant's book value per share on a fully dilutive basis.

          Symphony House will continue to own 648,860 shares of the Registrant's common stock, representing approximately 28% of the Registrant's common stock on a fully diluted basis after cancellation of the purchased warrant.

          The Registrant and Symphony House have made customary representations and warranties in the Agreement.

          Completion of the Agreement and the June 14, 2005 closing date is subject to the satisfaction of a number of customary closing conditions set out in the Agreement, including necessary Malaysian regulatory approvals.

          The foregoing summary of the Agreement does not purport to be complete. A copy of the Agreement is filed as Exhibit 10.1 hereto and incorporated herein by reference. The description of the Agreement and the transactions contemplated thereby contained herein is qualified in its entirety by the full text of the Agreement.

Item 9.01.       Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Purchase and Sale of Obligation Agreement, dated as of May 24, 2005, by and among Vsource, Inc. and Symphony House Berhad.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

VSOURCE, INC.
Date: May 27, 2005	By:	/s/ Dennis M. Smith Name: Dennis M. Smith Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Purchase and Sale of Obligation Agreement, dated as of May 24, 2005, by and among Vsource, Inc. and Symphony House Berhad.